FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION

DAYTONA BEACH, Fla. - August 22, 2019 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced Joie Chitwood III has resigned his position as Executive VP and Chief Operating Officer of ISC, effective November 30, 2019.
“After 10 great years with ISC and with the pending merger, this feels like the right time to step away and find a new challenge,” said Chitwood. “I am proud to have been involved in several transformation projects while at ISC. I’m so fortunate to have a great opportunity to be pro-active in deciding what challenge, in or out of motorsports that I’d like to pursue next.”
“Joie has provided us with great leadership and strategy during his time at ISC. He has helped us successfully execute some of the most ambitious projects our company has ever undertaken such as the DAYTONA Rising project and the rebuild of ISM Raceway,” said John Saunders, President International Speedway Corporation.  “We will miss him and wish him all the best in the future.”
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International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. We own and/or operate 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; ISM Raceway near Phoenix, Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
We also own and operate Motor Racing NetworkSM, the nation's largest independent sports radio network, Racing Electronics, the leader in motorsports communication technology and equipment and Americrown Service, a subsidiary that provides catering services, and food and beverage concessions. In addition, we own ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and have a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit our website at www.internationalspeedwaycorporation.com.